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Exhibit 99.2

FOR IMMEDIATE RELEASE

December 20, 2002

        RoweCom, Inc. ("RoweCom" or the "Company"), doing business as Faxon or Divine Information Services, announced today that it is currently experiencing financial difficulties. Due to financial constraints, RoweCom has not been able to place or make payments for the substantial majority of its customer orders for 2003 subscriptions.

        RoweCom has been advised recently by its parent company, divine inc. ("divine"), that divine has recently decided to no longer support the subscription aggregation business. Without the support of divine, RoweCom has been forced to explore strategic alternatives that may ultimately include the sale or shutdown of the business. RoweCom will continue limited operations during this exploration period. Any funds received prospectively for subscriptions will be maintained in a segregated escrow account pending transmittal to the applicable publisher.

        Management has recently met with three leading publishers that fulfill its subscription orders and has been working with divine in an attempt to obtain a satisfactory resolution to RoweCom's current financial problems. The three publishers (Elsevier, John Wiley and Blackwell), as a significant accommodation to this process, have agreed to continue to distribute journals through January 2003 to RoweCom's customers. We will be asking all of our other publishers to do the same. Without the satisfactory placement of orders and related payments, there can be no assurance that other publishers will distribute journals or that any journals will be distributed by any publisher after January 2003.

        RoweCom understands that many of its customers are concerned about the status of their subscription orders. In that regard, an ad hoc committee (the "Informal Committee") was formed in order to, among other things, perform investigations and analyses of the operations and financial condition of RoweCom, initiate negotiations with RoweCom and divine, and to take such other actions that the Informal Committee may determine are in the best interests of its constituency.

        The initial members of the Informal Committee include a major research library as well as Blackwell, Elsevier, and Wiley. Going forward, Informal Committee membership is open to both publishers and libraries that have (or that have had) a business relationship with RoweCom. Therefore, other libraries and publishers interested in acquiring information about or joining the Informal Committee are invited to contact the Informal Committee at the following email address: adhoccommittee@nyc.rr.com.

        RoweCom asks for the patience of its customers during the next couple of weeks and will provide you with an update as to status of the process no later than January 8th, 2003. If during the meantime, you have not received a publication that you have ordered, please contact your customer service representative at (800) 769-3266.

        Thank you for consideration and understanding during this most difficult period.

        RoweCom is a subsidiary of divine, inc. (NASDAQ: DVIN). This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases. For example, such risks and uncertainties include the ability of the Company to implement a restructuring plan to maximize the amount realized for stakeholders; continued cooperation of the Company's leading publishers; the availability of strategic alternatives for the Company; the adequacy and availability of cash to operates its business; the Company's ability to maintain sufficient cash flow and liquidity; the availability and accessibility of financing at affordable levels for the Company and the ability of the Company to tightly control expenditures.

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  Exhibit 99.2